Exhibit 3.7

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090401

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

nFinanSe Inc. (the "Corporation")

2. Description of the original document for which correction is being made:

Certificate of Designations, Rights and Preferences of Series E Convertible Preferred Stock of nFinanSe Inc. (the "Certificate")

3. Filing date of the original document for which correction is being made: July 8, 2010

4. Description of the inaccuracy or defect:

The Certificate inadvertently omits language defining a "Liquidation."

The Certificate inadvertently reflects the incorrect "Conversion Value."

The Certificate inadvertently reflects the incorrect voting standard.

5. Correction of the inaccuracy or defect:

See attachment.

6. Signature:

X R. P. Springer
Authorized Signature

Chief Financial Officer
Title *

11/9/11
Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.